Exhibit 10.9

SVB FINANCIAL GROUP
INCENTIVE COMPENSATION PLAN
SECTION 1
BACKGROUND AND PURPOSE
1.1    Effective Date.  The Plan replaces and supersedes the Senior Management Incentive Compensation Plan and any prior versions of the Incentive Compensation Plan, and is effective as of October 23, 2013. If the Committee determines as of the date of grant of an award that the award is intended to qualify as Performance-Based Compensation, no amount will be paid pursuant to such award until any stockholder approval required under Section 162(m) of the Code has been obtained.
1.2    Purpose of the Plan.  The purpose of the Plan is: (1) to motivate, attract, reward and retain highly qualified employees who are important to the Company’s success, and (2) to provide competitive compensation incentives relating directly to the financial performance and long-term growth of the Company. The Plan is intended to permit the payment of bonuses that qualify as Performance-Based Compensation.
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1    “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to modify the award otherwise determined by the Payout Formula.
2.2    “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.3    “Base Salary” means as to any Performance Period, the Participant’s annual salary rate. Such Base Salary shall be determined before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to any Company or Affiliate sponsored plans.
2.4    “Board” means the Board of Directors of the Company.
2.5    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.6    “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.
2.7    “Company” means SVB Financial Group, a Delaware corporation, or any successor thereto.
2.8    “Determination Date” means as to an award intended to qualify as Performance-Based Compensation, the latest possible date that will not jeopardize the award’s qualification as Performance-Based Compensation.

2.9    “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.
2.10    “Fiscal Year” means the fiscal year of the Company.
2.11     “Individual Objectives” means quantifiable objectively determinable goals set by the Committee that will measure the individual’s performance of his or her overall duties to the Company which may include, without limitation, any enumerated Performance Goal, measures related to long-term strategic plans, and measures related to succession plans.
2.12    “Maximum Award” means any maximum adopted by the Committee as to any Participant for any Performance Period. With respect to an award intended to qualify as Performance-Based Compensation such maximum will be formalized in the Plan document and approved by the Company’s stockholders.
2.13    “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.
2.14    “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.15    “Performance-Based Compensation” means bonuses under the Plan qualifying as “performance-based compensation” under Section 162(m) of the Code.
2.16    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (i) share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) net income, (xix) personal goals, (xx) sales, (xxi) improvements in capital structure, (xxii) earnings before interest, taxes and amortization, (xxiii) budget comparisons, (xxiv) controllable profits, (xxv) expense management, (xxvi) improvements in capital structure, (xxvii) profit margins, (xxviii) operating or gross margin, (xxix) profitability of an identifiable business unit or product, (xxx) cash flow, operating cash flow, or cash flow or operating cash flow per share, (xxxi) reduction in costs, (xxxii) return on capital, (xxxiii) improvement in or attainment of expense levels or working capital level, (xxxiv) earnings before interest, taxes, depreciation and amortization, and (xxxv) Individual Objectives. The performance criteria may be applicable to the Company or an Affiliate as a whole or a segment of the Company or an Affiliate, and if so, such criteria may be: (i) used to measure specific performance levels or growth over certain performance periods, and/or (ii) measured relative to a peer group or index. In addition, with respect to awards intended to qualify as Performance-Based Compensation, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals for the Performance Period. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of the Performance Goals in order to prevent the dilution or enlargement of a Participant’s rights with respect to an award intended to qualify as Performance-Based Compensation. The Performance Goals may differ from Participant to Participant and from award to award. Awards not intended to qualify as Performance-Based Compensation may take into account other measures, including subjective measures. With respect to awards not intended to qualify as Performance-Based Compensation, the performance criteria may include the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the Performance Goals for the Performance Period.

2.17    “Performance Period” means any period of time which does not exceed five Fiscal Years, as determined by the Committee in its sole discretion.
2.18    “Plan” means the SVB Financial Group Incentive Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.
2.19    “Shares” means shares of the Company’s common stock.
2.20    “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.
2.21    “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1    Selection of Participants.  The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Committee, in its sole discretion, may also designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.
3.2    Determination of Performance Goals.  The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.
3.3    Determination of Target Awards.  The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
3.4    Determination of Payout Formula or Formulae.  The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, with respect to an Actual Award intended to qualify as Performance-Based Compensation, in no event shall a Participant’s Actual Award for any Performance Period exceed his or her Maximum Award.
3.5    Date for Determinations.  With respect to awards intended to qualify as Performance-Based Compensation, the Committee shall make all determinations under Section 3.1 through 3.4 on or before the Determination Date.
3.6    Determination of Actual Awards.  After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether, to what extent and under what circumstances a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid. In addition, notwithstanding any contrary provision of the Plan, with respect to an Actual Award not intended to qualify as Performance-Based Compensation, the Committee, in its sole discretion, may increase the Actual Award payable to any Participant above that which otherwise would be payable under the Payout Formula. To the extent in compliance with Section 162(m) of the Code for awards intended to qualify as Performance-Based Compensation, for any Performance Period, the Committee may make such other or additional awards to any Participant as it deems appropriate, so long as the aggregate awards made under the Plan do not exceed the maximum reserved pool of cash available for awards for the Performance Period (if a maximum has been established by the Committee).
SECTION 4
PAYMENT OF AWARDS
4.1    Right to Receive Payment.  Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2    Timing of Payment.  Subject to Section 3.6 and Section 6.7, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than March 15 of the calendar year following the calendar year which includes the last day of the Performance Period during which the award was earned.
4.3    Form of Payment.  Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in Shares of restricted stock, restricted stock units, options and/or other stock awards granted under one of the Company’s stock plans. The number of Shares of restricted stock, restricted stock units, options and/or other stock awards granted shall be determined in the sole discretion of the Committee.
4.4    Clawback Policy. Notwithstanding anything contained herein to the contrary, the Actual Award and any cash, Shares or other property acquired in connection with the Actual Award will be subject to the terms and conditions of any clawback policy adopted by the Company and as may be in effect from time to time, which will survive the Participant’s Termination of Employment.
SECTION 5
ADMINISTRATION
5.1    Committee is the Administrator.  The Plan shall be administered by the Committee. With respect to awards intended to qualify as Performance-Based Compensation, the Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. With respect to awards intended to qualify as Performance-Based Compensation, each member of the Committee shall qualify as an “outside director” under section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
5.2    Committee Authority.  It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) bifurcate the Plan and treat Participants differently as provided by Section 8.1, (f) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (g) interpret, amend or revoke any such rules.
5.3    Decisions Binding.  All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4    Delegation by the Committee.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as Performance-Based Compensation and only to the extent consistent with the rules and regulations of the principal securities market on which the Company’s securities are listed or qualified for trading.
SECTION 6
GENERAL PROVISIONS
6.1    Tax Withholding.  The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes.
6.2    No Effect on Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment or service with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.3    Participation.  No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Participation in this Plan shall not give any Employee the right to participate in any other benefit, stock or deferred compensation plan of the Company or any Affiliate.
6.4    Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
6.5    Beneficiary Designations.  If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
6.6    Non Transferability of Awards.  No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.5. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
6.7    Deferrals.  The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or stock that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.
SECTION 7
AMENDMENT, TERMINATION AND DURATION
7.1    Amendment, Suspension or Termination.  The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Plan.
7.2    Duration of the Plan.  The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board’s or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.
SECTION 8
LEGAL CONSTRUCTION
8.1    Section 162(m) Conditions; Bifurcation of Plan.  With respect to awards intended to qualify as Performance-Based Compensation, it is the intent of the Company that the Plan and the awards paid under the Plan satisfy any applicable requirements of section 162(m) of the Code, and, with respect to such awards, any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded. The provisions of the Plan may be bifurcated by the Board or the Committee at any time so that certain provisions of the Plan, or any award, required in order to satisfy the requirements of section 162(m) of the Code are only applicable to awards intended to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Committee may, in its sole discretion, grant awards under the Plan that are not intended to qualify as Performance-Based Compensation.
8.2    Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.3    Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.4    Requirements of Law.  The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.5    Governing Law.  The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.
8.6    Captions.  Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

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